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Exhibit 99.1
Company Press Release

                 LAKOTA TECHNOLOGIES WINS SHAREHOLDER SUPPORT FOR
            2-INFINITY.COM NAME CHANGE AND ADDITIONAL AUTHORIZED SHARES

HOUSTON--(BUSINESS WIRE)--April 12, 2000--Lakota Technologies Inc.(OTCBB:LAKO -news) announced today it has won approval to amend its Articles of Incorporation to change the company name to 2-Infinity.com and increase the amount of its authorized shares from 100,000,000 to 300,000,000. The name change will become effective immediately. The company has also filed an application with the NASD for a new ticker symbol that reflects its new name, 2-Infinity.com.

"The incubator model has been shed, and we can now focus on our core business. The DSL market is expected to explode from just 300,000 subscribers to 2.5 million lines this year. The number of U.S. residential subscribers with high-speed Internet access services should grow to 16.6 million by 2004, up over 1000% from 1999. We believe Business-to-Business (B2B) usage should grow even more rapidly, as businesses today cannot afford to go without high-speed Internet access. That's why 2-Infinity intends to focus primarily on the B2B market segment," said Majed Jalali, CEO of 2-Infinity.com.

2-Infinity.com is a provider of digital bundled services via DSL to commercial, multi-tenant and hospitality markets worldwide. 2-Infinity.com utilizes technology that allows high-speed networking, digital cable, phone service and Internet access to be delivered easily and inexpensively through twisted copper pair or (POTS). 2-Infinity.com recently acquired the rights to become a licensed CLEC in the Houston Lata.

The statements made by 2-Infinity.com (2-I) may be forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. This information is not a recommendation to buy or sell securities of 2-I. The statements and opinions presented are the views of 2-I and are subject to change. Merger Communications (Merger) is a financial media relations firm employed by 2-I. Merger and 2-I believe that all information in this release has been obtained from sources considered reliable, but cannot guarantee that the statements presented herein are accurate or complete. 2-I believes that its primary risk factors include, but are not limited to: the need for substantial financial requirements; the need to develop effective internal processes and systems; changes in the overall economy; changes in technology; the number and size of competitors in its markets; continued and future strategic alliances; changes in the law and regulatory policy; and the mix of product and services offered in 2-I's target markets. Merger Communications (Merger) is a media relations firm employed by the Company. Merger and the Company believe that all information in this release has been obtained from sources considered reliable, but cannot guarantee that the statements presented herein are accurate or complete. Merger, its officers, directors and employees own 130,000 shares of the Company's common stock. According to the long-term agreement between Merger and the Company, Merger's compensation for its financial media relations services, which includes the preparation and distribution of press releases, consists of 175,000 shares of the Company's unrestricted stock for services rendered ending 2/17/00. Merger is also entitled to compensation consisting of $5,000 in cash, 30,000 shares of the Company's restricted and 30,000 shares of the Company's free trading common stock per month for the

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12-month period ending 2/16/01. Merger typically has a long position in the securities of the companies in which it publishes information, and Merger may be buying or selling securities in the course of its regular business. For more information on Merger's services, visit www.mergerusa.com.